Exhibit 10.1
Agreement to Terminate Relationship

This Agreement to Terminate Relationship (the “Agreement”) is by and between Texhoma Energy, Inc., a Nevada corporation (“Texhoma”) and Valeska Energy Corp., a Nevada corporation (“Valeska”), each a “Party,” and collectively the “Parties,” is entered into in this 9th day of September 2008, to be effective as of September 30, 2008 (the “Effective Date”).

WHEREAS, Texhoma and Valeska have previously entered into various agreements, including a Management Services Agreement dated May 14, 2007 (as amended, restated and extended from time to time, the “Management Services Agreement”) and a Joint Venture Agreement dated May 14, 2007 (as amended, restated and extended from time to time, the “Joint Venture Agreement”);

WHEREAS, pursuant to the Management Services Agreement, Valeska received certain consideration from Texhoma for services rendered, including but not limited to an aggregate of sixty-million (60,000,000) options to purchase shares of Texhoma’s common stock at an exercise price of $0.02 per share (the “Options”) and one thousand (1,000) shares of Texhoma’s Series A Preferred Stock (the “Preferred Stock”), which Preferred Stock provides the holder thereof super majority voting rights to any shareholder vote of Texhoma; and

WHEREAS, Valeska now desires that the Management Services Agreement and Joint Venture Agreement not be extended and be terminated as of the Effective Date.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows:

1)	Termination of Management Services Agreement and Joint Venture Agreement.

The Parties agree that the Management Services Agreement and the Joint Venture Agreement shall be automatically terminated effective as of the Effective Date, without any further action by either Party hereto.  The Parties further agree that immediately subsequent to the payment by Texhoma of any and all outstanding fees or reimbursements owed to Valeska by Texhoma pursuant to the Management Services Agreement (the “Payment Due”) and the Joint Venture Agreement, that neither Party will owe the other Party any consideration nor have any liability to the other party whatsoever pursuant to the Management Services Agreement and the Joint Venture Agreement (the “Termination”).

2)           Cancellation of Options and Preferred Stock.

In consideration for Texhoma agreeing to the Termination and the other terms and conditions of this Agreement, Valeska agrees to:

a)
Cancel the Options, effective as of the Parties’ entry into this Agreement, the effect of which will be that the Options will no longer be exercisable by Valeska and any and all right to the Options, the shares of common stock issuable in connection with the exercise of the Options and the Options themselves will be considered as terminated and cancelled by Texhoma; and

b)
Cancel the Preferred Stock, effective as of the Parties’ entry into this Agreement, the effect of which will be that the Preferred Stock will no longer be issued and outstanding and Valeska will no longer have any rights in connection with such Preferred Stock or the ownership thereof.  The Parties further agree that no certificate was ever issued to Valeska to evidence the issuance of the Preferred Stock; however, the Parties agree that they will take any action necessary and/or sign any documents required of either Party in the future to affect and reflect the transactions contemplated by this Section 2(b).

3)           Release.

Each Party, for themselves, their, agents, servants, attorneys, officers, directors, employees, successors and assigns, to the extent legally allowed, hereby covenants and agrees to release, acquit and forever discharge the other Party, its current and former agents, officers, directors, servants, attorneys, representatives, successors, employees and assigns (each a “Corporation Party” and collectively the “Corporation Parties”) from any and all rights, obligations, claims, demands and causes of action, whether in contract, tort, under state and/or federal law, or state and/or federal securities regulations, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, which they ever had or now have, upon or by reason of any manner, cause, causes or thing whatsoever, including without limitation, any presently existing claim or defense, whether or not presently asserted, suspected, contemplated or anticipated, arising from or relating to any Corporation Party, the Management Services Agreement, the Joint Venture Agreement, the Preferred Stock or Options (but not the Payment Due, until such time as the Payment Due has been paid in full), for or by reason of any matter, cause or thing whatsoever, including all obligations arising therefrom, and omissions and/or conduct of the Corporation Parties, relating directly or indirectly thereto.

4)           Miscellaneous.

a)	Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their successors and permitted assigns.

b)
Captions and Headings.  The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

c)
The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties hereto.

d)
Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

e)
Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first-above written to be effective as of the Effective Date.

Texhoma Energy, Inc.	Valeska Energy Corp.

/s/ Ibrahim Nafi Onat	/s/ Daniel Vesco
Ibrahim Nafi Onat	Daniel Vesco
Director and Vice President of Operations	President